East West Bancorp Enters Into Definitive Agreement for the Acquisition of
United National Bank

FOR IMMEDIATE RELEASE
June 30, 2005

For more information at the Company:
Julia Gouw, Chief Financial Officer
(626) 583-3512

SAN MARINO, CA - June 30, 2005 - East West Bancorp, Inc. (Nasdaq: EWBC), parent company of East West Bank, one of the nation’s premier community banks and a leading institution focused on the Chinese-American and other niche markets, today announced that it has entered into a definitive agreement for the acquisition of United National Bank, a $970 million asset commercial bank headquartered in San Marino, California.

The acquisition will further solidify East West Bank’s position in the ethnic Chinese-American market. United National Bank has a strong franchise in this market, serving both small to mid sized commercial enterprises, as well as an attractive base of core retail customers. United National Bank operates 11 branches, with eight located in Southern California, two in Northern California, and one in Houston, Texas.

Dominic Ng, Chairman, President and CEO of East West Bank, commented, “The merger with United National Bank is an excellent strategic opportunity for East West Bank to significantly enhance our already strong positions in key markets and increase value to our shareholders now and in the longer term. This is an important collaboration for East West and we look forward to strengthening our team with the integration of United National Bank’s officers and employees.”

“Just as significant as the strong strategic fit for our institutions is the cultural fit,” said Edward Lo, Chairman and CEO of United National Bank. “East West Bank and United National Bank share comparable values, operating philosophies and views of the future.”

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East West Bancorp, Inc.

Andy Yen, President of United National Bank, said, “The increased scope and scale will make the combined institution an even stronger industry leader. We are very excited about going forward as a unified institution with a strong financial position and strong balance in our customers, people, industry markets and geographies.”

Under the terms of the definitive agreement, the shareholder of United National Bank will receive a value of 2.3 times closing book value, subject to certain adjustments. The purchase price, if calculated based on March 31 book value, would be approximately $164.7 million. Sixty to seventy percent of the price will be paid in stock with the remainder in cash, at the election of the seller. The transaction has been approved by the boards of directors of both banks. The transaction, which is anticipated to close late in the third quarter or in the fourth quarter of 2005, is subject to customary closing conditions and receipt of required regulatory approvals. The transaction will be marginally accretive to earnings during 2005, since it is expected to close late in the year. The estimated impact of the acquisition during 2006 is expected to be approximately $0.08 per share.

About East West

East West Bancorp is a publicly owned company, with $6.4 billion in assets, whose stock is traded on the Nasdaq National Market under the symbol "EWBC". The company's wholly owned subsidiary, East West Bank, is the second largest independent commercial bank headquartered in Los Angeles. East West Bank serves the community with 45 branch locations throughout Los Angeles, Orange, San Francisco, Alameda, Santa Clara, and San Mateo counties and a Beijing Representative Office in China. It is also one of the largest financial institutions in the nation focusing on the Chinese-American community. For more information on East West Bancorp, visit the company's website at www.eastwestbank.com.

Forward-Looking Statements

This release may contain forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 and accordingly, the cautionary statements contained in East West Bancorp’s (“East West”) Annual Report on Form 10-K for the year ended Dec. 31, 2004 and other filings with the Securities and Exchange Commission are incorporated herein by reference. These factors include, but are not limited to: the effect of interest rate and currency exchange fluctuations; competition in the financial services market for both deposits and loans; East West’s ability to efficiently incorporate acquisitions into its operations; the ability of East West and its subsidiaries to increase its customer base; and regional and general economic conditions. Actual results and performance in future periods may be materially different from any future results or performance suggested by the forward-looking statements in this release. Such forward-looking statements speak only as of the date of this release. East West expressly disclaims any obligation to update or revise any forward-looking statements found herein to reflect any changes in East West’s expectations of results or any change in events.